Exhibit 99.1

News > Smith-Midland > Financial > 2015 Results
March 28, 2016

SMC Announces Financial Results for the Year Ended December 31, 2015

MIDLAND, VA. - Smith-Midland Corporation (OTCQX: SMID) announced that the Company reported total revenue of $29.2 million for 2015 compared to $22.5 million for 2014, an increase of $6.7 million, or 30%. The Company reported pre-tax income of $1.6 million for 2015 compared to a pre-tax loss of $1.3 million for 2014, an increase of $2.9 million. The Company reported net income of $1.1 million, compared to a net loss of $804,839 in 2014, an increase of $1.9 million. The basic and diluted income per share was $0.23 for 2015 while the basic and diluted loss per share was $0.16 for 2014.

The Company reported fourth quarter revenues of $7.7 million for 2015 compared to $4.4 million for 2014, an increase of $3.3 million, or 75%. The pre-tax income for the fourth quarter of 2015 was $304,760 compared to a pre-tax loss of $998,773, an increase of $1,303,533. The Company had net income for the fourth quarter of 2015 in the amount of $250,760 compared to a net loss of $618,773 in 2014, an increase of $869,534.

Rodney Smith, Chairman and CEO, stated, “I am pleased to report that the Company had another positive quarter for the three months ended December 31, 2015 as well as a very profitable year for 2015 as suggested in my earlier press releases of 2015. It is personally gratifying to me that we were able to deliver on our projected increased profitability and that the Great Recession is largely over for Smith-Midland.

“As always, we continue to look ahead to the future of the Company and what to expect for 2016 and beyond. As most of you are aware, a $305 billion, five year highway bill was passed by Congress and signed by the President giving some added stability to highway work. For Smith-Midland and our nationwide network of Easi-Set Worldwide licensees this allows us the opportunity to quote on an increasing list of highway projects. We currently have seven soundwall projects in production or waiting to start production in the near future. These projects as well as our other projects in progress should keep us profitable for the remainder of 2016.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com